EXHIBIT 99.1

Based upon the Enterprise’s preliminary unaudited results for the fiscal year ended September 30, 2004, the Enterprise generated net revenues and Adjusted EBITDA of $301 million and $119 million, respectively, and as of September 30, 2004, the Enterprise’s total debt was $275 million. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary have been included. These results are subject to revision based on our audit. Any such revisions could be material.

We define “Adjusted EBITDA” as EBITDA adjusted to exclude certain items which we consider non-recurring and which we believe are not indicative of future performance consisting of the disposal of our aircraft. We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are financial measures that are not prepared in accordance with generally accepted accounting principals in the United States (GAAP). Amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate EBITDA or Adjusted EBITDA in the same manner. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use EBITDA (with additional adjustments) to measure our compliance with covenants such as interest coverage and debt incurrence. We present Adjusted EBITDA as a further supplemental measure of our performance.

A reconciliation of net income (the most directly comparable financial measure prepared in accordance with GAAP) to EBITDA and to Adjusted EBITDA is included below:

Fiscal Year Ended September 30, 2004
(in thousands) (unaudited)
Net income	$63,015
Depreciation	31,743
Interest income	(115)
Interest expense	23,567

EBITDA	118,210
Loss on disposal of aircraft	944

Adjusted EBITDA	$119,154

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results, prepared in accordance with GAAP, and using EBITDA and Adjusted EBITDA only supplementally.